Exhibit 99.1

Fairchild International Enters Exclusive Licensing Agreement for Hydrogen Production Technology

LAS VEGAS and EDMONTON, Alberta, Nov. 1, 2005 (PRIMEZONE) -- Fairchild International Corp. (OTC BB:FCHL.OB - News) http://www.fairchildinternational.com, is pleased to announce an agreement has been reached for Fairchild's wholly owned subsidiary Syngas Energy Corp. to acquire certain rights and licenses involving technology used to produce hydrogen-based fuels.

The technology, called PyStR (Pyrolysis Steam Reformer), was originally invented in the United States by a leading researcher in hydrogen and gasification technology and operations. Wilf Ouelette, a director of Fairchild and Syngas, discovered the technology and acquired the licenses, which he then assigned to Fairchild/Syngas. Ouelette states, ``The technology is the most advanced process I have seen producing high purity hydrogen, and the cost structure is more economical than competitive technologies.'' The technology was acquired for cash consideration and Syngas has agreed to pay a one-time royalty fee per generator of $214.83 per million BTU (GCV) heat input per hour for hydrogen production and 2 percent of gross sales for non-hydrogen producing apparatus.

Using PyStR, the company expects to be able to produce low-cost 99.9 percent pure hydrogen from a variety of inputs, including coal and biomass, using its existing gas generators. The process for making hydrogen fuel is synergistic with the company's core business model and plans for development and commercialization of the PyStR technology will begin immediately.

As oil and natural gas deplete, hydrogen is expected to become a leading source of power for cars, houses, fuel cells and industrial plants in the future. President Bush and Governor Arnold Schwarzenegger of California have recently announced hydrogen initiatives. The president's initiative is the basis of the new U.S. Energy Policy; Governor Schwarzenegger's is embodied in his unveiling of the California Hydrogen Highway.

About Fairchild International Corp: http://www.fairchildinternational.com

Fairchild International Corp. (OTC BB:FCHL.OB - News), through its subsidiary Syngas Energy Corp., is an emerging leader in the development and marketing of low-cost alternate fuels worldwide. We believe our superior technologies, coupled with an aggressive marketing plan will catapult our company into a green powerhouse. With fuel prices at record high levels and the global focus moving rapidly towards addressing pollution, the need for sustainable, zero emission energy is vital. As global tendencies move towards clean renewable energy, we foresee our company poised to benefit from several revenue streams, our host nations poised to benefit from independence from foreign energy sources and our clients poised to benefit from reliable, clean, low-cost energy.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as ``believe,'' ``will,'' ``breakthrough,'' ``significant,'' ``indicated,'' ``feel,'' ``foresee,'' ``revolutionary,'' ``should,'' ``ideal,'' ``extremely'' and ``excited.'' These statements are made under ``Safe Harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Fairchild's filings with the Securities and Exchange Commission, including, without limitation, Fairchild's recent Form 10-KSB and Form 10-QSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Fairchild International Corporation
Investor Relations
(888) 646-5611
www.fairchildinternational.com